SCHEDULE 14A INFORMATION
                  Proxy Statement Pursuant to Section 14(a) of
                       the Securities Exchange Act of 1934
                             (Amendment No.       )


Filed  by  the  Registrant  [X]
Filed  by  a  Party  other  than  the  Registrant  [  ]
Check  the  appropriate  box:
[  ]  Preliminary  Proxy  Statement
[ ] Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive  Proxy  Statement
[  ]  Definitive  Additional  Materials
[  ]  Soliciting  Material  Pursuant  to  Rule  14a-11(c)  or  Rule  14a-12

                              TRITON ENERGY LIMITED
                (Name of Registrant as specified in Its Charter)


     Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment  of  Filing  Fee  (Check  the  appropriate  box):
[X]  No  fee  required.
[  ]  Fee  computed  on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
    (1)  Title  of  each  class  of  securities  to  which  transaction applies:
    (2)  Aggregate  number  of  securities  to  which  transactions  applies:
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
    (4)  Proposed  maximum  aggregate  value  of  transaction:
    (5)  Total  fee  paid:

[  ]  Fee  paid  previously  with  preliminary  materials.

[  ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
    (1)  Amount  previously  paid:
    (2)  Form,  Schedule  or  Registration  Statement  no.:
    (3)  Filing  Party:
    (4)  Date  Filed:

                              TRITON ENERGY LIMITED
                          CALEDONIAN HOUSE, MARY STREET
                                 P. O. BOX 1043
                                   GEORGE TOWN
                          GRAND CAYMAN, CAYMAN ISLANDS


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Triton Energy Limited (the "Company") will be held at 10:00 a.m., Dallas time, on Tuesday, May 11, 1999, at the Royal Oaks Country Club, 7915 Greenville Avenue, Dallas, Texas 75231. The purposes of the meeting are:

(1) To elect four directors to serve until the Annual Meeting of Shareholders in 2002, or until their respective successors shall have been duly elected and qualified;

(2) To consider and vote upon a proposal to amend the Company's Amended and Restated Restricted Stock Plan to increase by 200,000 shares the number of the Company's Ordinary Shares available for issuance pursuant to the plan; and

(3) To consider and act upon such other matters as may properly come before the meeting.

     Only holders of record of Ordinary Shares and 8% Convertible Preference Shares at the close of business on March 26, 1999, are entitled to receive notice of and to vote at the meeting, or any adjournment or adjournments thereof. The meeting may be adjourned from time to time without notice other than announcement at the meeting.

     Information concerning the matters to be acted upon at the meeting is set forth in the accompanying Proxy Statement.

     WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE MEETING IN PERSON, PLEASE COMPLETE, DATE, SIGN AND RETURN AS PROMPTLY AS POSSIBLE THE ENCLOSED PROXY CARD IN THE ENCLOSED RETURN ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.


                              By  Order  of  the  Board  of  Directors




                                Robert B. Holland, III
                                      Secretary

April 2, 1999

                       TRITON ENERGY LIMITED
                   CALEDONIAN HOUSE, MARY STREET
                         P. O. BOX 1043
                          GEORGE TOWN
                   GRAND CAYMAN, CAYMAN ISLANDS

                          PROXY STATEMENT
                               FOR
                  ANNUAL MEETING OF SHAREHOLDERS
                       _____________________


SOLICITATION  AND  REVOCABILITY  OF  PROXIES


     Triton Energy Limited (the "Company") is furnishing this Proxy Statement to shareholders in connection with the Company's solicitation, by order of its Board of Directors, of proxies to be voted at the 1999 Annual Meeting of Shareholders of the Company (together with any and all adjournments, the "Meeting"). The Meeting will be held at the Royal Oaks Country Club, 7915 Greenville Avenue, Dallas, Texas, on Tuesday, May 11, 1999, commencing at 10:00 a.m., Dallas time. This Proxy Statement, the Notice of Annual Meeting and the accompanying proxy card are first being mailed on or about April 2, 1999.

     At the Meeting, the Company is asking its shareholders to consider and act upon (i) the election of four directors to serve until the Annual Meeting of Shareholders in 2002, or until their successors have been duly elected and qualified; (ii) a proposal to amend the Company's Amended and Restated
Restricted Stock Plan (the "Stock Plan") to increase by 200,000 shares the number of the Company's Ordinary Shares available for issuance pursuant to the plan; and (iii) such other matters as may properly come before the Meeting or any adjournment thereof.

     If you specify in your proxy how your shares are to be voted, the persons named in the enclosed proxy will vote your shares accordingly. You may revoke your proxy at any time before it is voted by duly executing and delivering a later dated proxy relating to your shares or by attending the Meeting and voting by ballot in person (attending the Meeting without executing a ballot will not constitute revocation of a proxy). If you execute and return the enclosed proxy, but do not specify how your shares are to be voted, the persons named in the enclosed proxy will vote your shares (i) FOR the election of the four individuals nominated by the Board of Directors; (ii) FOR approval of the proposal to amend the Stock Plan; and (iii) at their discretion with regard to any other matters that may properly come before the Meeting.

     Management of the Company does not know of any other matters that are likely to be brought before the Meeting. However, if any other matters do properly come before the Meeting, the persons named in the enclosed proxy will vote the proxy in accordance with their best judgment.

                             RECORD DATE AND VOTING

     The close of business on March 26, 1999, is the record date (the "Record Date") for determining the shareholders entitled to vote at the Meeting. The Company's Ordinary Shares and 8% Convertible Preference Shares ("8% Preference Shares") are the only voting securities entitled to be voted at the Meeting. Each Ordinary Share is entitled to one vote on any matter to come before the Meeting and each 8% Preference Share is entitled to four votes on any matter to come before the Meeting. As of the Record Date, there were outstanding 36,664,476 Ordinary Shares and 5,000,000 8% Preference Shares.

     The presence at the Meeting, in person or by proxy, of the holders of at least a majority of the Ordinary Shares and 8% Preference Shares entitled to vote as of the Record Date, taken together, is necessary to constitute a quorum. Each Ordinary Share and 8% Preference Share represented at the Meeting, in person or by proxy, will be counted toward a quorum. If a quorum is not present, the Meeting may be adjourned from time to time until a quorum is obtained.

     Approval of the proposal to elect the four nominees to serve as directors requires the affirmative vote of the holders of a plurality of the Ordinary Shares and 8% Preference Shares, voting together as a single class, represented and voting at the Meeting. On the enclosed proxy, you may vote your shares in favor of the Board's nominees or withhold your votes as to one or more nominees. Votes that are withheld will be excluded entirely from the vote and will have no effect. Approval of the proposal to amend the Stock Plan requires a favorable majority vote of the holders of the Ordinary Shares and 8% Preference Shares present, or represented, and entitled to vote at the Meeting. On the enclosed proxy, you may vote your shares for or against the proposal, or you may abstain from voting on the proposal. An abstention will have the same effect as a vote against such proposal. Broker non-votes will have no effect on the outcome of such proposal. Shareholders have no appraisal or similar rights with respect to any matter scheduled to be voted on at the Meeting.


                                 PROPOSAL NO. 1
                              ELECTION OF DIRECTORS

     The Company's Articles of Association provide for a board of directors divided into three classes, with the term of office of one class expiring each year at the Company's Annual Meeting of Shareholders. Each class of directors is elected for a term of three years except in the case of elections to fill vacancies. The following is certain information concerning each of the nominees for election as a director, as well as information concerning those directors of the Company whose terms continue following the Meeting. The Company does not know of any family relationships between the directors and the officers of the Company.

NOMINEES  FOR  DIRECTOR  -  TERM  EXPIRING  2002

     The Board of Directors has nominated each of Jack D. Furst, Michael E. McMahon, C. Richard Vermillion, Jr., and J. Otis Winters for election at the Meeting to serve as directors for a term expiring at the Annual Meeting of Shareholders in 2002, or until his successor has been duly elected and qualified. Each of the nominees has indicated that he is willing to continue to serve as a member of the Board if elected. If any nominee becomes unavailable for election for any reason, the proxy holders will have discretionary authority to vote for a substitute nominee. Messrs. Furst, Vermillion and Winters were designated for nomination by HM4 Triton, L.P. ("HM4 Triton"), a partnership affiliated with Hicks, Muse, Tate & Furst Incorporated ("Hicks Muse"), pursuant to a Shareholders Agreement between HM4 Triton and the Company. See "Management Compensation - Certain Transactions."

     The following is a summary of the background of each of the nominees for election at the Meeting:


     Jack D. Furst (age 40). Mr. Furst has served as a director of the Company since October 1998. Mr. Furst is a Partner of Hicks Muse, a private investment firm located in Dallas, New York, St. Louis, Mexico City and London, specializing in strategic investments, leveraged acquisitions and recapitalizations, and has held such position since 1989. From 1987 to May 1989, Mr. Furst was a vice president and subsequently a partner of Hicks & Haas Incorporated. Mr. Furst also serves as a director of Home Interiors & Gifts, Inc., International Wire Holding Company, American Tower Corporation, Cooperative Computing, Inc. and Viasystems, Group, Inc.

     Michael E. McMahon (age 51). Mr. McMahon has served as a director of the Company since 1993. Mr. McMahon has served as a partner in RockPort Partners LLC, an investment company, since June 1998. From July 1997 to June 1998, Mr. McMahon was a Managing Director of Chase Securities, Inc., and from October 1994 until July 1997, Mr. McMahon was a Managing Director of Lehman Brothers. Prior to joining Lehman Brothers, Mr. McMahon had been a partner in Aeneas Group, Inc., a subsidiary of Harvard Management Company, Inc., since January 1993. Harvard Management Company, Inc. is a private investment company responsible for managing the endowment fund of Harvard University. Mr. McMahon was primarily responsible for the fund's energy and commodities investments.

     C. Richard Vermillion, Jr. (age 53). Mr. Vermillion has served as a director of the Company since October 1998. Mr. Vermillion has served as Chairman of Gammaloy Holdings L.P., an oilfield service firm, since February 1996, and as a principal of MV Partners, a private investment firm, since June 1995. From October 1993 to June 1995, Mr. Vermillion was a Managing Director of Donaldson Lufkin & Jenrette, an investment banking firm.

     J. Otis Winters (age 66). Mr. Winters has served as a director of the Company since October 1998. Mr. Winters also served as a director of the Company from September 1993 to May 1996. Mr. Winters was co-founder of Pate, Winters & Stone, Inc., a consulting firm, in 1989. Since 1989 he has served as Chairman of that company. Mr. Winters also serves as a director of Dynegy, Inc., AMX Corporation, Walden Residential Properties, Inc., and Chancellor Media Corporation.

CONTINUING  DIRECTORS  -  TERM  EXPIRING  2000

     The current Class II directors of the Company, who are not standing for re-election at the Meeting and whose terms will expire at the Company's Annual Meeting of Shareholders in 2000, are as follows:

     Sheldon R. Erikson (age 57). Mr. Erikson has served as a director of the Company since 1995. Mr. Erikson has served as Chairman, President and Chief Executive Officer of Cooper Cameron Corporation, a petroleum and industrial equipment company, since January 1995 and has served as a director of such corporation since March 1995. Mr. Erikson was the Chairman of the Board from 1988 and President and Chief Executive Officer from 1987 to 1995 of The Western Company of North America, an oil and gas service company. Mr. Erikson is also a director of Layne Christensen Company.

     Thomas O. Hicks (age 53). Mr. Hicks has served as Chairman of the Board of Directors of the Company since October 1998. Mr. Hicks is Chairman of the Board and Chief Executive Officer of Hicks Muse. From 1984 to May 1989, Mr. Hicks was Co-Chairman of the Board and Co-Chief Executive Officer of Hicks & Haas Incorporated, a Dallas-based private investment firm. Mr. Hicks also serves as a director of Capstar Broadcasting Corporation, Chancellor Media Corporation, CorpGroup Limited, Group MVS, S.A. de C.V., Home Interiors & Gifts, Inc., International Home Foods, Inc., LIN Television Corporation, Olympus Real Estate Corporation, Regal Cinemas, Inc., Sybron International Corporation, Cooperative Computing, Inc. and Viasystems Group, Inc.

     John R. Huff (age 53). Mr. Huff has served as a director of the Company since 1995. Mr. Huff has served as President and Chief Executive Officer of Oceaneering International, Inc., a company providing engineering and intervention services primarily for underwater operations, since August 1986, and as Chairman of Oceaneering International, Inc. since 1990. Mr. Huff is also a director of BJ Services Company and Suncor Corp.

CONTINUING  DIRECTORS  -  TERM  EXPIRING  2001

     The current Class III directors of the Company, who are not standing for re-election at the Meeting and whose terms will expire at the Company's Annual Meeting of Shareholders in 2001, are as follows:

     Fitzgerald S. Hudson (age 74). Mr. Hudson has served as a director of the Company since 1992. Mr. Hudson's principal occupation since 1991 has been his position as general partner of Hudson Group Partners, a family investment partnership. From 1990 to 1991 Mr. Hudson was Chairman of the construction division of Willis Corroon, an insurance brokerage firm.

     James C. Musselman (age 51). Mr. Musselman was elected director of the Company in May 1998, and was elected Chief Executive Officer in October 1998. Mr. Musselman has served as Chairman, President and Chief Executive Officer of Avia Energy Development, LLC, a private company engaged in gas fractioning and drilling, since September 1994. From June 1991 to September 1994, Mr. Musselman was the President and Chief Executive Officer of Lone Star Jockey Club, LLC, a company formed to organize a horse racetrack facility in Texas.

     C. Lamar Norsworthy (age 52). Mr. Norsworthy has served as a director of the Company since 1998. Mr. Norsworthy has served as Chairman of the Board and Chief Executive Officer of Holly Corporation, an independent refiner of petroleum and petroleum derivatives, since 1979 and also served as President of that corporation from 1988 to 1995.

COMMITTEES  AND  MEETINGS  OF  THE  BOARD  OF  DIRECTORS

     During 1998, the Board of Directors met or acted by written consent 13 times and each current director attended at least 75% of all Board and applicable committee meetings.

     The Board of Directors has an Executive Committee, which has the authority, subject to restrictions imposed by Cayman Islands law and the Company's Articles of Association, to act for the Board of Directors. Messrs. Musselman (Chairman), Erikson, Furst and Hicks currently are members of the Executive Committee. The Executive Committee did not meet during 1998.

     The Board of Directors has an Audit Committee, whose functions include the selection of the independent auditors, along with the review in conjunction with the independent auditors of the plans and scope of the audit engagement. The committee also reviews with the independent auditors the results of their examination, approves the fee charged by the independent auditors and reviews the Company's internal controls. Messrs. Winters (Chairman), Hudson, Norsworthy and Vermillion currently are members of the Audit Committee. The Audit Committee held four meetings during 1998.

     The Board of Directors has a Compensation Committee, which reviews and recommends the compensation to be paid to management and reviews, and interprets and helps administer the various existing compensation plans of the Company. Messrs. Hicks (Chairman), Furst, Huff, McMahon and Winters currently are members of the Compensation Committee. The Compensation Committee held five meetings during 1998.

     The Board of Directors has a Nominating Committee, which is authorized by the Board of Directors to recommend nominees for election to the Board of Directors and nominees to fill additional directorships that may be created and to fill vacancies that may exist on the Board of Directors. Messrs. Hicks (Chairman), Furst, McMahon and Vermillion currently are members of the Nominating Committee. The Nominating Committee held five meetings during 1998. The Nominating Committee will consider nominees recommended by shareholders. See "Shareholder Proposals."

                                 PROPOSAL NO. 2
                     APPROVAL OF AMENDMENT TO THE STOCK PLAN

THE  PLAN

     The Company adopted the Stock Plan in August 1984 and the Company's shareholders approved the amendment and restatement of the Stock Plan at the Company's Annual Meeting of Shareholders in 1993. The Stock Plan offers two distinct types of compensation - the purchase of Ordinary Shares through payroll deductions (the "Share Purchase feature") and the grant of Ordinary Shares subject to certain restrictions on transfer (the "Restricted Share feature"). At March 25,1999, approximately 145 persons were eligible to participate in the Stock Plan.

     Share Purchase. Under the Share Purchase feature of the Stock Plan, the Company makes semi-annual offerings (each an "Offering") to eligible employees to purchase Ordinary Shares. The offering periods are from January 1 to June 30 and from July 1 to December 31 of each year (each an "Offering Period"). The Share Purchase feature of the Stock Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"). The Company expects that substantially all of the additional shares would be issuable through the Share Purchase feature of the Stock Plan.

     Generally, any person who has been an employee of the Company for a specified period of time prior to the commencement date of an Offering is eligible to participate in the Share Purchase feature during that Offering Period. No employee may be granted an option under the Share Purchase feature which permits the employee's rights to purchase shares under all employee share purchase plans (within the meaning of Section 423 of the Code) of the Company to accrue at a rate that exceeds $25,000 of fair market value of the shares (determined as of the grant date) for each calendar year. No employee may be granted an option under the Share Purchase feature if the employee would own, immediately after the grant of the option, shares possessing 5% or more of the total combined voting power or value of all classes of shares of the Company.

     Under the Share Purchase feature, participating employees purchase Ordinary Shares through payroll deductions of up to 15% of their compensation (as defined in the Stock Plan). The purchase price for the Ordinary Shares is 85% of the market value of the shares on the first or last day of the Offering Period, whichever is less. The "market value" is the closing price of the Ordinary Shares as reported on the New York Stock Exchange. The closing price of the Ordinary Shares on March 25, 1999, was $7 1/16 per share.

     Restricted Shares. Under the Restricted Share feature of the Stock Plan, the Company may grant to employees Ordinary Shares that are restricted with respect to the sale or other disposition for a period of four years from the date of grant ("Restricted Shares"). The Stock Plan is administered by the Compensation Committee. Restrictions would lapse with respect to one-third of the shares annually, beginning on the second anniversary of the date of grant. If a participating employee dies or retires, the restrictions lapse. If a participating employee is terminated, the Committee may, in its sole discretion, waive the restrictions on the stock for any or all of the Restricted Shares.

     Amendment. The Board of Directors of the Company has unanimously approved the adoption of an amendment to the Stock Plan to increase the number of Ordinary Shares issuable under the Stock Plan by 200,000 shares to a total of 300,000 shares and recommends that the shareholders vote for approval of the amendment. The Company expects that substantially all of such shares would be issuable through the Share Purchase feature of the Stock Plan.

SUMMARY  OF  CERTAIN  FEDERAL  INCOME  TAX  CONSEQUENCES  OF  THE  STOCK  PLAN

     Purchases of Ordinary Shares Pursuant to Share Purchase Feature. For federal income tax purposes, an employee's right to participate in an Offering is considered an option to purchase Ordinary Shares. As provided in Section 423 of the Code, a participant will not recognize taxable income on the grant of the options or the purchase of shares, even though the shares are purchased at less than fair market value. If a participant sells or otherwise disposes of the shares within two years after the date of grant or within one year after the date the shares were transferred to him under the Stock Plan, the disposition will be a disqualifying disposition and the participant generally must recognize ordinary compensation income equal to the excess of the fair market value of the shares on the date of purchase over the actual purchase price. The Company is entitled to a compensation deduction for this amount in the case of a disqualifying disposition. If a participant sells or otherwise disposes of the shares more than two years after the date of grant and more than one year after the date the shares were transferred to him under the Stock Plan, the participant must recognize ordinary income equal to the lesser of (i) the amount, if any, by which the fair market value of the shares on the date of grant exceeds the participant's actual purchase price or (ii) the excess, if any, of the fair market value of the shares on the date of disposition over the participant's actual purchase price. The Company is not entitled to a compensation deduction for this amount.

     The basis of any shares purchased pursuant to the Share Purchase feature of the Stock Plan is the actual purchase price of the shares increased by the amount of ordinary compensation income recognized by the participant. Any further gain or loss from a disposition of the shares will be recognized by the participant as long-term or short-term capital gain or loss depending upon the holding period of the shares. For shares held for more than one year, the participant will recognize long-term capital gain or loss upon the disposition. Certain special rules apply if a participant dies while owning shares acquired under the Stock Plan.

     Grants of Restricted Shares. Unless a participant elects otherwise with respect to the receipt of Restricted Shares under the Stock Plan, he must recognize ordinary compensation income equal to the difference between the fair market value of the shares and the amount paid, if any, for the shares, as of the first date the participant's interest in the shares is no longer subject to a substantial risk of forfeiture or such shares become transferable. A participant's rights in Restricted Shares are subject to a substantial risk of forfeiture if the rights to full enjoyment of the shares are conditioned, directly or indirectly, upon the future performance of substantial services by the participant. Where Restricted Shares are subject to a substantial risk of forfeiture, the participant may elect to recognize ordinary compensation income equal to the difference between the fair market value of the shares on the date of receipt and the amount paid, if any, for the shares in the year of receipt. To be effective, the election must be filed with the Internal Revenue Service within 30 days after the date the shares are transferred to the participant. Upon a participant's disposition of Restricted Shares acquired pursuant to the Stock Plan, the participant will recognize gain or loss equal to the difference between (i) the amount realized on the disposition and (ii) the sum of the amount paid, if any, for the stock and the amount of ordinary compensation income recognized by the participant. The gain or loss will be long-term or short-term capital gain or loss depending upon the holding period of the shares. For shares held for more than one year, the participant will recognize long-term capital gain or loss upon the disposition.

ISSUANCES  UNDER  THE  STOCK  PLAN

     Share Purchase. The following table sets forth certain information regarding purchases of Ordinary Shares under the Stock Plan by the persons or groups indicated since the plan's inception through January 1, 1999.




NAME OR GROUP (1)                 NUMBER OF SHARES PURCHASED
-----------------                 --------------------------


James C. Musselman                          --
A. E. Turner, III                        2,462
Robert B. Holland, III                   3,589
Peter Rugg                               3,570
Thomas G. Finck                          3,590
Nick G. De'Ath                              --
All current executive officers
     as a group                          9,621
All employees, including current
     officers and executive officers,
     as a group                        139,563

(1) Non-employee directors are not eligible to purchase shares under the Share Purchase feature of the Stock Plan.

     Restricted Stock. Since the Restricted Stock Plan's inception, no grants of Restricted Stock have been made to any director or executive officer of the Company.


     RECOMMENDATION. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDMENT TO THE COMPANY'S AMENDED AND RESTATED RESTRICTED STOCK PLAN.


            SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SHAREHOLDERS

     The following table lists, as of March 1, 1999 (except as noted below), the beneficial ownership of the Company's shares by (i) each person known to the Company to own 5% or more of the outstanding Ordinary Shares and 8% Preference Shares, (ii) each director of the Company, (iii) the Company's Chief Executive Officer and each of the Company's three other most highly compensated executive officers for 1998, (iv) Thomas G. Finck, the Company's former Chief Executive
Officer, and Nick De'Ath, the Company's former Senior Vice President, Exploration, who resigned as executive officers of the Company during 1998, and
(v) the current directors and executive officers of the Company as a group. The persons named in the table have sole voting and investment power with respect to all capital shares owned by them, unless otherwise noted.






                                                  SHARES BENEFICIALLY OWNED
                  ------------------------------------------------------------------------

                                   ORDINARY SHARES                   8% PREFERENCE SHARES
                  ------------------------------------------------  ----------------------
                                                                                             PERCENT OF
                          NUMBER OF                PERCENT OF       NUMBER OF   PERCENT OF  TOTAL VOTING
BENEFICIAL OWNER          SHARES (1)                 CLASS            SHARES      CLASS       POWER
----------------  --------------------------  --------------------  ----------  ----------  ------------


5%  SHAREHOLDERS:
HM4 Triton                      21,212,452 (2)        37.6%          4,937,363     98.7%        37.4%
  c/o Hicks, Muse,
  Tate & Furst
  Incorporated
  200  Crescent  Court
  Suite  1600
  Dallas,  Texas  75201
Barrow, Hanley, Mewhinney        4,929,430 (3)        13.4              ---         ---          8.7
 &  Strauss,  Inc.
  One  McKinney  Plaza
  3232  McKinney  Avenue
  15th  Floor
  Dallas,  Texas  75204
DIRECTORS, EXECUTIVE OFFICERS
  AND FORMER EXECUTIVE OFFICERS:
Thomas O. Hicks (4)             21,212,452            37.6           4,937,363     98.7         37.4
Sheldon R. Erikson                 148,000             *                ---         ---          *
Jack D. Furst                         ---              ---              ---         ---         ---
Fitzgerald S. Hudson               233,330 (5)         *                ---         ---          *
John R. Huff                       104,000 (6)         *                 1,000       *           *
Michael E. McMahon                 106,000             *                ---         ---          *
C. Lamar Norsw                      65,000             *                ---         ---          *
C. Richard Vermillion, Jr.          31,000             *                ---         ---          *
J. Otis Winters                     30,000             *                ---         ---          *
James C. Musselman                  28,300             *                ---         ---          *
Robert B. Holland, III             430,426            1.2               ---         ---          *
Peter Rugg                         314,564             *                ---         ---          *
A. E. Turner, III                  135,330             *                ---         ---          *
Thomas G. Finck                      5,554 (7)         *                ---         ---          *
Nick G. De'Ath                     200,620             *                ---         ---          *
All directors and executive
  officers as a group (13
  persons)                      22,838,402 (8)        39.5           4,938,363     98.8         40.3



--------------------------
*  less than 1%

(1) Includes shares held for the account of the executive officers pursuant to the Company's 401(k) savings plan, shares held by or for the benefit of wives and minor children of directors and executive officers and entities in which directors or executive officers hold a controlling interest, and includes the number of shares indicated as follows that are issuable upon exercise of stock options that are exercisable or exercisable within 60 days from March 26, 1999:
Mr. Erikson, 145,000 shares; Mr. Hudson, 115,000 shares; Mr. Huff, 85,000 shares; Mr. McMahon, 100,000 shares; Mr. Musselman, 15,000 shares; Mr. Norsworthy, 30,000 shares; Messrs. Vermillion and Winters, 30,000 shares; Mr. Holland, 417,500 shares; Mr. Rugg, 305,000 shares; Mr. Turner, 133,000 shares; Mr. De'Ath, 200,000 shares; and all current directors and executive officers as a group, 1,405,500 shares. Includes shares issuable upon exercise of options owned by trusts and family partnerships established for the benefit of the family members of certain directors and executive officers as to which such directors and executive officers disclaim beneficial ownership.

(2) Includes an aggregate of 19,749,452 Ordinary Shares into which the 4,937,363 8% Preference Shares held by HM4 Triton could be converted.

(3) Based on a Schedule 13G filed with the Securities and Exchange Commission dated February 12, 1999.

(4) Share ownership includes all of the shares beneficially owned by HM4 Triton. Mr. Hicks is a controlling person of the general partner of HM4 Triton and as such, may be deemed to be the beneficial owner of the shares owned by HM4 Triton.

(5) Includes 65,740 shares held by partnerships in which Mr. Hudson owns a 1% interest and for which Mr. Hudson serves as general partner.

(6) The number of Ordinary Shares beneficially owned includes the 4,000 Ordinary Shares Mr. Huff could acquire by converting the 8% Preference Shares he owns.

(7)     As  of  December  31,  1998.

(8) Includes Ordinary Shares issuable upon conversion of 8% Preference Shares. Excludes shares owned by Messrs. Finck and De'Ath.


                             MANAGEMENT COMPENSATION

SUMMARY  COMPENSATION  TABLE

     The following table sets forth certain information regarding compensation paid or accrued for services rendered during 1998, 1997, and 1996 to the Company's Chief Executive Officer and each of the Company's three other most highly compensated executive officers who were executive officers at the end of 1998, based on salary and bonus earned during 1998. The table also includes compensation information for Thomas G. Finck, the Company's former Chief Executive Officer, and Nick De'Ath, the Company's former Senior Vice President, Exploration, who resigned as executive officers of the Company during 1998.



                                                                                   LONG-TERM COMPENSATION
                                                                              ---------------------------------
                                                                                     AWARDS            PAYOUTS
                                                                              ---------------------  ----------

                                            ANNUAL COMPENSATION                          UNDERLYING
                                  -----------------------------------------  RESTRICTED   OPTIONS/                  ALL OTHER
    NAME AND               FISCAL                            OTHER ANNUAL     STOCK         SARS       LTIP       COMPENSATION
PRINCIAL POSITION           YEAR   SALARY($)   BONUS($)    COMPENSATION (1)  AWARDS(S)     (#)(2)     PAYOUTS          ($)
-----------------          ------ ----------  -----------  ----------------  ---------  -----------  ----------   ------------



James  C.  Musselman  (3)    1998  132,000       ----            ----           ----      315,000       ----         ----
  Chief Executive Officer    1997   ----         ----            ----           ----        ----        ----         ----
                             1996   ----         ----            ----           ----        ----        ----         ----

A. E. Turner, III            1998  350,000      200,000          ----           ----      203,000       ----         16,337  (4)
  Chief Operating Officer    1997  300,000      100,000          ----           ----       75,000       ----         14,547
                             1996  277,083       41,250          ----           ----       75,000       ----         13,620


 Robert B. Holland, III      1998  370,976      200,000          ----           ----      342,500       ----      3,246,754  (5)
  Executive Vice President,  1997  382,500         ----          ----           ----       75,000       ----         14,419
  General Counsel and        1996  375,000       56,250          ----           ----       99,750       ----         13,692
  Secretary


Peter Rugg                   1998  357,000      226,775          ----           ----      205,000       ----         19,749  (6)
  Senior Vice President and  1997  357,000         ----          ----           ----       75,000       ----         18,530
  Chief Financial Officer    1998  350,000       52,500          ----           ----       92,500       ----         16,619


Thomas G. Finck              1998  413,117         ----          ----           ----        ----        ----        317,047  (7)
  Former Chairman of the     1997  647,700         ----          ----           ----      125,000       ----         24,132
  Board and Chief Executive  1998  635,000      158,750          ----           ----      162,500       ----         22,771
  Officer

Nick G. De'Ath               1998  165,750         ----          ----           ----        ----        ----        156,398  (8)
  Former Senior Vice         1997  306,000         ----          ----           ----       75,000       ----         15,104
  President, Exploration     1996  302,083       45,000          ----           ----       75,000       ----         14,134
---------------------------  ----  -------      -------          ----           ----      -------       ----        -------


-----------------------------

(1) Excludes perquisites and other personal benefits if in total they do not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for the named executive officer.

(2)     Options  to  acquire  Ordinary  Shares.

(3) Mr. Musselman was elected a director of the Company in May 1998 and became Chief Executive Officer in October 1998. Compensation includes directors fees aggregating $7,000 paid to Mr. Musselman while he was a non-employee director (through October 1998).

(4) Consists of $9,600 in Company contributions to the Company's 401(k) savings plan and $6,737 in respect of life insurance premiums for Mr. Turner's benefit.

(5) Consists of (i) a $3,231,421 lump sum payment to Mr. Holland pursuant to his employment agreement with the Company, which amount became payable upon the appointment of Mr. Musselman as Chief Executive Officer of the Company and (ii) $9,580 in Company contributions to the Company's 401(k) savings plan and $5,753 in respect of life insurance premiums for Mr. Holland's benefit. See " - Employment Agreements" below.

(6) Consists of $9,600 in Company contributions to the Company's 401(k) savings plan and $10,149 in respect of life insurance premiums for Mr. Rugg's benefit.

(7) Consists of $296,868 paid in connection with Mr. Finck's resignation, $9,600 in Company contributions to the Company's 401(k) savings plan and $10,579 in respect of life insurance premiums for Mr. Finck's benefit.

(8) Consists of $140,250 paid in connection with Mr. De'Ath's resignation, $9,600.00 in Company contributions to the Company's 401(k) savings plan and $6,548 in respect of life insurance premiums for Mr. De'Ath's benefit.


OPTION  GRANTS  IN  1998

     The following table provides information regarding options granted to the named executive officers and former executive officers in 1998 (excluding options granted in January 1998 relating to performance during 1997).



                                               INDIVIDUAL GRANTS
                          ------------------------------------------------------------
                                                                                           POTENTIAL REALIZABLE
                                           % OF TOTAL                                       VALUE AT ASSUMED
                           NUMBER OF        OPTIONS/                                     ANNUAL RATES OF STOCK
                          SECURITIES          SARS                                      PRICE APPRECIATION FOR
                          UNDERLYING       GRANTED TO     EXERCISE OR                        OPTION TERM(1)
                          OPTIONS/SARS    EMPLOYEES IN    BASE PRICE                    -----------------------
                            GRANTED (#)  FISCAL YEAR(2)    ($/SH)(3)   EXPIRATION DATE    0%     5%($)    10%($)
                          -------------  --------------  ------------  ---------------  -----  -------  ---------
James C. Musselman (4)       15,000           .7             42.50       5/12/2008       ---   400,920  1,016,011
                            300,000         13.3             14.50       12/2/2003       ---       ---     88,968
A. E. Turner, III (5)       125,000          5.5             16.81        8/4/2003       ---   580,623  1,283,025
                             28,000          1.2             25.13       5/15/2005       ---       ---    178,117
                             50,000          2.2             14.50       12/2/2003       ---       ---     14,828
Robert B. Holland, III (6)  150,000          6.6             16.81        8/4/2003       ---   696,748  1,539,630
                             80,000          3.5             25.13       5/15/2005       ---       ---    491,887
                            112,500          5.0             14.50       12/2/2003       ---       ---     33,363
Peter Rugg (7)              125,000          5.5             16.81        8/4/2003       ---   580,623  1,283,025
                             80,000          3.5             25.13       5/15/2005       ---       ---    491,887
Thomas G. Finck                 ---          ---               ---           ---         ---       ---        ---
Nick G. De'Ath                  ---          ---               ---           ---         ---       ---        ---

------------------------

(1) Under the rules of the Securities and Exchange Commission, the "potential realizable value" of a stock option is calculated by assuming that the market price of the underlying Ordinary Shares on the date the stock option was granted appreciates at an annual compounded rate of 5% and 10%, respectively, over the terms of the options, irrespective of the current price of the Ordinary Shares. These numbers do not take into account provisions of certain options providing for termination of the option following termination of employment.

(2) Options are calculated as a percentage of the sum of all options granted to employees in 1998 (excluding non-employee directors and options granted in January 1998 to executive officers relating to 1997 compensation as reported in the proxy statement for the 1998 Annual Meeting).

(3) The officer may pay an option's exercise price by delivering to the Company Ordinary Shares he owns, by paying cash, or in any other form of valid consideration or a combination of any of the foregoing, as determined by the Compensation Committee. In the event of a change of control of the Company, any unexercisable portions of options become immediately exercisable.

(4) The options granted to Mr. Musselman with an exercise price of $42.50 were granted upon his election to the Board as a non-employee director in May 1998 in accordance with the terms of the Company's stock option plan. These options were immediately exercisable on the date of grant. The options granted to Mr. Musselman with an exercise price of $14.50 have a term of five years and vest one-third per year; provided that, if another individual is appointed
President or Chief Executive Officer of the Company, or if Mr. Musselman's employment is terminated without cause, the options will become immediately exercisable.

(5) The options granted to Mr. Turner with an exercise price of $16.81 provide for vesting in one-third increments. The options with an exercise price of $25.13 were immediately exercisable on the date of grant and expire as to 12,000 shares on April 14, 2004 and as to the remaining shares on May 15, 2005. Of the 50,000 options with an exercise price of $14.50, 10,000 were immediately exercisable on the date of grant and the remaining options vest one-third per year.

(6) The options granted to Mr. Holland with an exercise price of $16.81 provided for vesting in one-third increments. The options granted to Mr. Holland with an exercise price of $25.13 were immediately exercisable on the date of grant and were to expire as to 40,000 shares on April 14, 2004 and as to the remaining shares on May 15, 2005. The options granted to Mr. Holland with an exercise price of $14.50 were immediately exercisable on the date of grant. Pursuant to Mr. Holland's employment agreement, upon the change of Mr. Holland's title from Chief Executive Officer to Chief Operating Officer, the options with an exercise price of $16.81 became immediately vested, and all options are to remain exercisable for one year after the termination of Mr. Holland's employment, provided that Mr. Holland's options will be exercisable for five years after the termination of his employment if he remains with the Company through June 1999. See " - Employment Agreements" below.

(7) The options granted to Mr. Rugg with an exercise price of $16.81 provide for vesting in one-third increments. The options granted to Mr. Rugg with an exercise price of $25.13 were immediately exercisable on the date of grant and expire as to 40,000 shares on April 14, 2004 and as to the remaining shares on May 15, 2005.


AGGREGATED  OPTION  EXERCISES  IN  1998  AND  YEAR-END  OPTION  VALUES

     The following table provides information related to the number and value of options held by the named executive officers and former executive officers at December 31, 1998. No executive officers exercised options during 1998.





                                                    NUMBER OF SECURITIES           VALUE OF UNEXERCISED
                                                    UNDERLYING UNEXERCISED             IN-THE-MONEY
                                                        OPTIONS/SARS                 OPTIONS/SARS
                          SHARES                        AT FY-END (#)              AT FY-END ($)(1)
                       ACQUIRED ON    VALUE      ---------------------------  --------------------------
                       EXERCISE(#)  REALIZED($)  EXERCISABLE   UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
                      ------------  -----------  ------------  -------------  -----------  -------------
James C. Musselman         ----         ----        15,000        300,000      $ ----         $ ----
A. E. Turner, III          ----         ----       133,000        165,000        ----           ----
Robert B. Holland, III     ----         ----       417,500           ----        ----           ----
Peter Rugg                 ----         ----       305,000        125,000        ----           ----
Thomas G. Finck            ----         ----          ----           ----        ----           ----
Nick G. De'Ath             ----         ----       200,000           ----        ----           ----




(1) Value at fiscal year end is calculated based on the difference between the option exercise price and the closing market price of the Ordinary Shares at December 31, 1998, multiplied by the number of shares to which the option relates. On December 31, 1998, the closing price was $7 15/16.


PENSION  PLAN  TABLE

     The following table lists estimated annual benefits payable upon retirement under the Company's Retirement Income Plan ("Retirement Plan"), including amounts attributable to the Company's Supplemental Executive Retirement Plan ("SERP"), to participants with varying average earnings levels and years of service.




                           YEARS OF CREDITED SERVICE
               ------------------------------------------------
REMUNERATION      10        15        20        25        30
-------------  --------  --------  --------  --------  --------

350,000        $158,896  $159,911  $160,926  $161,941  $162,956
450,000         208,896   209,911   210,926   211,941   212,956
500,000         233,896   234,911   235,926   236,941   237,956
550,000         258,896   259,911   260,926   261,941   262,956
600,000         283,896   284,911   285,926   286,941   287,956
650,000         308,896   309,911   310,926   311,941   312,956
700,000         333,896   334,911   335,926   336,941   337,956
750,000         358,896   359,911   360,926   361,941   362,956
800,000         383,896   384,911   385,926   386,941   387,956



     Payments made under the Retirement Plan and SERP are based on years of service and annual earnings. Salary and wages are included in the calculation of average earnings, but bonuses, overtime, severance pay and fringe benefits are excluded. The SERP generally provides that a participant may elect to receive benefits under the SERP in equal monthly installments over a period of 20 years. The Company has purchased life insurance to fund a portion of its obligations under the SERP.

     Under the Retirement Plan, the benefit a participant is entitled to receive at his normal retirement date (age 65) is equal to .8% of his average monthly compensation multiplied by his years of service, not to exceed 30 years, plus
 .65% of his excess average monthly compensation multiplied by his years of service, not to exceed 30 years. The Retirement Plan also provides an optional early retirement benefit under which a participant may qualify for a reduced pension after reaching age 55 and the completion of five years of service.

     The SERP provides supplemental retirement benefits to selected employees. The benefit levels under the SERP upon normal (age 60) or early retirement are based on the participant's final average compensation at retirement reduced by the participant's accrued benefit under the Retirement Plan and further reduced by the participant's primary Social Security benefits. The offset for Social Security does not apply to any benefit payable before a participant reaches the age of 62. The normal retirement benefit is 50% of average compensation less 100% of anticipated social security less the Retirement Plan benefit multiplied by the accrual percentage. The accrual percentage is 10% for each completed year of service up to 100%. In the event of a change in control, the participant will become fully accrued in the SERP benefit, the benefit will be distributed as a lump sum, and the participant will receive an additional payment as a "gross-up" to cover tax liabilities such that the net lump sum benefit is retained by the participant.

     For 1998, the remuneration included in the computation of annual earnings under the Retirement Plan and the SERP for each of the executive officers named in the Summary Compensation Table was as follows: A. E. Turner, III, $350,000; Robert B. Holland, $371,000; Peter Rugg, $357,000; Thomas G. Finck, $710,000; and Nick G. De'Ath, $306,000. Mr. Musselman is not yet a participant in the Retirement Plan and has not yet accrued any benefit under the SERP. The years of credited service under the Retirement Plan and the SERP for each of those individuals were as follows: James C. Musselman, 0; A. E. Turner, III, 5; Robert
B.  Holland,  6;  Peter  Rugg,  5;  Thomas  G.  Finck, 6; and Nick G. De'Ath, 5.

      Pursuant to Mr. Holland's employment agreement, following the change of Mr. Holland's title from Chief Executive Officer to Chief Operating Officer in October 1998, the Company paid to Mr. Holland an amount equal to the lump sum payment to which he would have been entitled under the SERP had a change in control as defined in the SERP occurred. This payment was in lieu of any further rights Mr. Holland might have under the SERP.


REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

     General. The Compensation Committee of the Board of Directors of the Company is composed of non-employee directors. The Compensation Committee, as part of its review and consideration of executive compensation, takes into account, among other things, the following goals:

- Provision of incentives and rewards that will attract and retain highly qualified and productive people;

-  Motivation of employees to high levels of performance;

-  Differentiation of individual pay based on performance;

-  Ensuring external competitiveness and internal equity; and

-  Alignment of Company, employee and shareholder interests.

     The principal components of executive compensation are base pay, discretionary bonus, and long-term incentives in the form of stock options. Executive compensation also includes various benefit and retirement programs. Each element has a somewhat different purpose and all of the determinations of the Compensation Committee regarding the appropriate form and level of executive compensation, including the compensation of the Chief Executive Officer, historically have been negotiated with newly retained executives and thereafter reviewed and adjusted based on the Compensation Committee's ongoing assessment and understanding of the oil and gas business and the Company's relative position in that business, and the Company and the Company's executive officers.

     Management  Compensation  for  1998

     Two significant changes in management occurred in 1998. In July 1998, on the same day that the Company announced that it had entered into an agreement to sell one-half of the shares of the subsidiary that holds the Company's interest in Block A-18 in the Gulf of Thailand, the Company announced the resignation of Thomas G. Finck as Chairman and Chief Executive Officer and a plan to restructure the Company's operations, reduce overhead costs and substantially scale back exploration-related capital expenditures. In addition, in September 1998, the Company consummated the first stage of a $350 million equity infusion led by Hicks Muse. Both of these events led to significant changes at the Board of Directors level and at the senior management level, which, in turn, influenced decisions regarding the compensation of the Company's executive officers.

     Management Changes in July 1998. In July 1998, following the resignation of Mr. Finck as Chairman and Chief Executive Officer, Mr. Erikson was named Chairman of the Board and Mr. Holland was named interim Chief Executive Officer.

     The July change in management was accompanied by the announcement of a plan to restructure the Company's operations, reduce overhead costs and substantially scale back exploration-related capital expenditures. The plan included staff reductions, branch office closings and the sale of the Company's remaining corporate aircraft. In an effort to retain the remaining members of the senior management team, Messrs. Holland, Rugg and Turner, to see the Company through this transition period, the Board of Directors approved several changes in their compensation:

- The Company paid each of the above executive officers a retention bonus of $200,000, which bonuses were to vest in equal quarterly installments over a one-year period. Any unvested portion of the bonus would have been required to be repaid if the officer voluntarily terminated his employment (without good reason), or if he was terminated for cause, but any unvested portion would become vested if a change of control occurred, if the Company terminated his employment without cause, or if he terminated his employment for good reason.

- The Company amended the employment agreement with each such executive officer to add a severance benefit in the event of a termination of employment prior to a change in control and to reduce the level of ownership change that would trigger a change in control from 25% to 15%.

- The Company granted such executive officers stock options (i) at an exercise price of $16 13/16 (150,000 to Mr. Holland and 125,000 to each of Messrs. Rugg and Turner) with a five year term that would vest upon a termination by the Company of his employment without cause or by the officer with good reason and (ii) at an exercise price of $25 1/8 (80,000 to Messrs.
Holland  and  Rugg  and  28,000  to  Mr.  Turner).

     At this time, the Board Directors approved the establishment of a committee to begin a search for a new Chief Executive Officer.

     Management Changes in Late 1998. In August 1998, the Company and HM4 Triton entered into a Stock Purchase Agreement (the "Stock Purchase Agreement") that provided for a $350 million equity investment in the Company. The investment was effected in two stages, the first of which was consummated in September 1998 and which resulted in the issuance of 1,822,500 shares of 8% Preference Shares to HM4 Triton. Pursuant to a Shareholders Agreement (the "Shareholders Agreement") entered into with HM4 Triton at the time of the first closing, the size of the Company's Board of Directors was reduced from eleven to ten directors, five directors resigned, and four directors designated by HM4 Triton were elected to the Board. In addition, in October 1998, Mr. Hicks replaced Mr. Erikson as Chairman of the Board, with Mr. Erikson remaining as a director, and Mr. Musselman replaced Mr. Holland as Chief Executive Officer, with Mr. Holland remaining as Chief Operating Officer. Furthermore, the composition of the Compensation Committee changed, with Mr. Hicks replacing Mr. Huff as Chairman of the Committee and Messrs. Furst and Winters being elected to the Committee.

     As a result of the first closing in September 1998, HM4 Triton became the beneficial owner of more than 15% of the Company's outstanding voting securities, and a change in control was deemed to have occurred for the purposes of the executive officers' bonus and employment agreements, resulting in the retention bonuses becoming vested. In addition, upon the replacement of Mr. Holland as Chief Executive Officer by Mr. Musselman, Mr. Holland became entitled to receive certain change of control benefits under his employment agreement and his unvested options became vested.

     Upon electing Mr. Musselman Chief Executive Officer in October 1998, the Compensation Committee established Mr. Musselman's 1998 salary at $500,000 and, in December 1998, approved the grant to Mr. Musselman of 300,000 stock options at an exercise price of $14.50 per share, which was greater than the share price on the date of grant. This package was the result of negotiations with Mr. Musselman to induce him to accept the additional responsibilities of Chief Executive Officer and to provide a significant incentive to increase the value of the Company.

     Compensation Committee Members. This report is submitted by the members of the Compensation Committee of the Board of Directors:

       Thomas O. Hicks (Chairman)
       Jack D. Furst
       John R. Huff
       Michael E. McMahon
       J. Otis Winters


COMPENSATION  COMMITTEE  REPORT  ON  OPTION  REPRICING

     On December 2, 1998, the Compensation Committee approved the grant of new stock options with an exercise price of $14.50 to substantially all of its employees. Each participating employee was granted options in an amount equal to one-half of any options then held by the employee with an exercise price greater than $30.00 per share and the options with an exercise price greater than $30.00 per share expired.

     The Compensation Committee continues to believe that an emphasis on equity compensation is in the best interests of shareholders because it more closely aligns management and shareholder interests and maximizes the availability of cash for significant capital expenditures. The Compensation Committee further believes that, at their original exercise prices, the disparity between the exercise price of the stock options with an exercise price over $30.00 and the then market price for the Ordinary Shares did not provide meaningful incentives to the employees holding the options. However, the Compensation Committee took into account the effect of the low market price on all shareholders, and the fact that the Company had just offered to the public an opportunity to purchase 8% Preference Shares with a conversion price of $17.50 per ordinary share, and established the exercise price of the new stock options at $14.50 per share, when the closing price of the Ordinary Shares as reported on the New York Stock Exchange Composite Tape on that date was $9 3/16 per share. The Committee believes that the grant of the new stock options with an exercise price higher than the market price struck an appropriate balance between the need to provide incentives to employees to enhance the performance of the Company and the desire to address potential shareholder concerns.

     The following table sets forth certain information concerning the repricing of stock options held by the named executive officers and former executive officers in December 1998:

                           TEN-YEAR  OPTION  REPRICINGS





                                   NUMBER OF                                               LENGTH OF
                                   SECURITIES      MARKET                                  ORIGINAL
                                   UNDERLYING     PRICE OF       EXERCISE                 OPTION TERM
                                   NUMBER OF      STOCK AT       PRICE AT                REMAINING AT
                                    OPTIONS        TIME OF        TIME OF        NEW        DATE OF
                                  REPRICED OR   REPRICING OR   REPRICING OR   EXERCISE   REPRICING OR
                                    AMENDED       AMENDMENT      AMENDMENT      PRICE      AMENDMENT
NAME                    DATE (1)      (#)            ($)            ($)           ($)     (IN MONTHS)
----------------------  --------  ------------  -------------  -------------  ---------  -------------

James C. Musselman         ---           ---            ---            ---        ---            ---

A. E. Turner, III      12/2/98        20,000           9.19          33.25      14.50             70

Robert B. Holland, III 12/2/98       100,000           9.19          32.25      14.50             58
                                      75,000           9.19          32.50      14.50             49
                                      50,000           9.19          33.25      14.50             70

Peter Rugg                 ---           ---            ---            ---        ---            ---

Thomas G. Finck            ---           ---            ---            ---        ---            ---

Nick G. De'Ath             ---           ---            ---            ---        ---            ---


---------------------


(1) Does not include the grant of options in August 1998 to each of Messrs. Turner, Holland and Rugg to purchase Ordinary Shares at an exercise price of $16.81, the closing price of the Ordinary Shares on that date. In July 1998, each of Messrs. Turner, Holland and Rugg executed amended and restated employment agreements pursuant to which, among other things, any options held by such officers with an exercise price greater than $39.00 were amended so as to expire on December 1, 1998. Pursuant to the amended and restated employment agreements, on December 1, 1998, 115,000 options held by Mr. Turner, 159,750 options held by Mr. Holland and 202,500 options held by Mr. Rugg expired.

     Compensation Committee Members. This report is submitted by the members of the Compensation Committee of the Board of Directors:

       Thomas O. Hicks, Chairman
       Jack D. Furst
       John R. Huff
       Michael E. McMahon
       J. Otis Winters

STOCK  PERFORMANCE  CHART

     The following chart compares the yearly percentage change in the cumulative total shareholder return on the Company's Ordinary Shares during the five years ended December 31, 1998 with (i) the cumulative total return on the S&P 500 Index and (ii) a peer group of certain oil and gas exploration and development companies selected by the Company. The peer group selected by the Company consists of Anadarko Petroleum Corporation, Apache Corporation, Burlington Resources Inc., Enron Oil & Gas Company, Mesa Inc. (through August 7, 1997), Oryx Energy Company, Pioneer Natural Resources Company (beginning August 8,
1997), Santa Fe Energy Resources, Inc., Seagull Energy Corporation and Union Texas Petroleum Holdings, Inc. (through June 29, 1998). The comparison assumes $100 was invested on December 31, 1993 in the Company's Ordinary Shares and in each of the foregoing indices and assumes reinvestment of dividends.

     The returns of each issuer in the foregoing group have been weighted according to the respective issuer's stock market capitalization as of the beginning of each period.

EDGAR  REPRESENTATION  OF  DATA  POINTS  USED  IN  PRINTED  GRAPHIC

Based  on  reinvestment  of  $100  beginning  December  31,  1993

                             CUMULATIVE TOTAL RETURN



                       Triton Energy Ltd.   S&P 500-Registerd Trademark   Custom Composite Index
Dec-93                 $               100  $                        100  $                   100
Dec-94                                 113                           101                       88
Dec-95                                 190                           139                      104
Dec-96                                 161                           171                      130
Dec-97                                  97                           229                      122
Dec-98                                  26                           294                       90





EMPLOYMENT AGREEMENTS


     In connection with the July 1998 change in management, the Company entered into amended and restated Employment Agreements with Messrs. Turner, Holland and Rugg. Mr. Turner currently is the only executive officer whose employment agreement remains in effect. Among other provisions, the agreement provides that the executive officer would be entitled, subject to certain conditions, to receive certain benefits in the event of the termination of his employment. If, following a change of control, the executive officer is terminated for a reason other than (a) his death, disability or retirement, (b) for cause, or (c) his voluntary termination other than for good reason, the executive officer would be entitled to receive a lump sum severance payment equal to the sum of the following amounts: (i) three times the sum of (x) the highest annual base salary in any of the three preceding years, (y) the highest of the aggregate bonuses in any of the preceding three years and (z) the highest of the contributions made by the Company on the executive officer's behalf in respect of the Company's 401(k) plans in any of the three preceding years; (ii) an amount equal to the lump sum payment to which the executive officer would be entitled under the SERP in the event of a change in control as defined in the SERP (in lieu of further payments under the SERP); (iii) certain relocation and indemnity payments; (iii) the present value of the difference in retirement benefit to which such officer would have been entitled if he would have accumulated three additional years of service after the date of termination; and (iv) in the event the executive officer is subject to the excise tax imposed by Section 4999 of the Internal
Revenue Code of 1986, as amended, as a result of the change of control, an additional "gross-up" amount such that, after payment of such excise tax, and any other taxes on such additional amount, the officer would be entitled to a net amount equal to the amounts set forth in the agreement. In addition, in the event of a change of control, the executive officer's options would be fully vested and would remain outstanding for one year from the date of termination and the executive officer would be entitled to the lump sum payment under the SERP in the event of a change in control as defined in that plan. The new agreements also added a severance benefit in the event the officer was terminated without cause, or for good reason, prior to a change in control. In the event of such a termination prior to a change in control, the officer would be entitled to the following benefits: (a) salary for eighteen months following the date of termination and (b) any stock options would become fully vested and remain exercisable for one year.

     As  a  result  of  the  sale  of  the 1,822,500 8% Preference Shares to HM4
Triton, a change in control was deemed to have occurred for the purposes of these amended and restated agreements. Upon the change of Mr. Holland's title from Chief Executive Officer to Chief Operating Officer in October 1998, Mr. Holland became entitled to the benefits provided in the event of a change in control. In December 1998, the Company and Mr. Holland entered into an agreement pursuant to which he was paid the amounts called for under his Employment Agreement described in clauses (i) and (ii) in the preceding paragraph. In addition, under this agreement, the Company agreed that if Mr. Holland remains with the Company for six months (for no base salary), his stock options will remain exercisable for five years from the date of termination of his employment.

     In December 1998, the Company and Mr. Rugg entered into an agreement that replaced his employment agreement. Under this revised agreement, if Mr. Rugg's employment is terminated any time, for any reason other than for cause, the Company will pay him $1 million as severance, and a lump sum equal to the net present value of his benefits under the SERP that are vested by years of service. In addition, if, upon termination, Mr. Rugg agrees to enter into a six month consulting agreement and an agreement not to compete, the Company will pay him an additional amount that when added to the amounts provided in the preceding sentence would equal $2 million. As additional compensation for the consulting services and agreement not to compete, all options held by Mr. Rugg at the time of termination will become exercisable and remain outstanding for three years after termination.

     Effective July 1998, Mr. Finck resigned as Chairman and Chief Executive Officer of the Company. The Company and Mr. Finck entered into a severance agreement pursuant to which the Company agreed to pay him his annual base salary for one year. In addition, effective July 1998, Mr. De'Ath resigned as Senior Vice President, Exploration of the Company. The Company and Mr. De'Ath entered into an agreement pursuant to which the Company agreed to pay Mr. De'Ath's salary and maintain his employment benefits until December 31, 1999, and to provide certain other benefits thereafter until December 31, 2001.

DIRECTORS'  COMPENSATION

     Stock and Cash Remuneration. Directors of the Company are not entitled to receive an annual cash stipend, but instead each non-employee director may elect to receive either (i) 1,000 Ordinary Shares (which shares could not be transferred for twelve months) and nonqualified stock options to purchase 10,000 Ordinary Shares or (ii) nonqualified stock options to purchase 15,000 Ordinary Shares. The stock options issuable pursuant to this election have an exercise price equal to the closing price of the Ordinary Shares on the date of grant, are fully exercisable upon issuance and have a ten-year term. In accordance with the plan, in January 1999, each of Messrs. Erikson, Hudson, Huff, McMahon, Norsworthy, Vermillion and Winters elected to receive nonqualified stock options to purchase 15,000 Ordinary Shares, which had an exercise price of $6 15/16. In addition, in accordance with the plan, each of Messrs. Vermillion and Winters was granted a nonqualified stock option to purchase 15,000 Ordinary Shares, which had an exercise price of $6 15/16, in connection with his initial election to the Board. Each non-employee director is also entitled to receive $1,000 (or, $2,000 in the case of the committee chairmen) for each board or committee meeting attended. Members of the Board of Directors are also reimbursed for travel expenses to meetings of the Board of Directors and its committees. Pursuant to the Shareholders Agreement between HM4 Triton and the Company entered into at the time of HM4 Triton's initial investment in the Company, Messrs. Hicks and Furst are not entitled to compensation as directors of the Company.

     In connection with their resignation from the Board in September 1998, the Board extended the expiration date of the stock options and stock appreciation rights held by each of Messrs. Ernest E. Cook, Jesse E. Hendricks, Thomas P. Kellogg, Jr., John P. Lewis and Edwin D. Williamson from one year to five years.

     Retirement Plan for Directors. The Company has a retirement plan for non-employee directors. In order to be eligible, a director must have served as an outside director for at least five years or, if a director has served less than five years, (i) have had his service on the board as an outside director terminated due to death or disability or (ii) have a change of control of the Company occur while he was a director. The annual benefit under the retirement plan is $25,000, payable quarterly and commencing at the beginning of the Company's fiscal quarter next following the later of the date on which a director (i) attains age 65 or (ii) retires from the Board of Directors. If a director retires from the board due to his death or disability, the payments to the director or his estate will commence at the beginning of the Company's next fiscal quarter. The payment of benefits continue for a period equal to the number of years, rounded upwards to the nearest six months, during which such director served as an outside director, but not more than ten years. The Company may elect in its discretion to pay a retired director, with the consent of such director or his estate, a lump sum.

     Stock Appreciation Rights Plan. The Company has a stock appreciation rights plan (the "SAR Plan"). Under the SAR Plan, Stock Appreciation Rights ("SARs") equivalent to 200,000 Ordinary Shares may be granted from time to time to non-employee directors of the Company. The Board of Directors has no current intention to grant any additional SARs under the SAR Plan.

     A holder of an SAR, upon exercise, will receive in cash the difference between the SAR's Price and the fair market value of the Ordinary Shares on the date of exercise. The "SAR's Price" is established by the Board of Directors at the time the SARs are granted, at a price not less than the fair market value of the Ordinary Shares on the date of grant. SARs generally become exercisable over two years. The form of SAR Agreement also provides that in the event of a change of control all SARs would automatically be accelerated and exercisable in full.

     The period during which an SAR may be exercised is specified in the Stock Appreciation Rights Agreement (the "SAR Agreement"). In any event, such period shall terminate at the earliest of (i) the expiration of 10 years from the date of grant, (ii) the expiration of three months from the date on which the holder terminates his membership on the Board of Directors except by reason of death or disability, or (iii) the expiration of 12 months after the holder's membership on the Board of Directors is terminated by reason of his death or disability. During 1998, none of the Company's current directors exercised SARs.

CERTAIN  TRANSACTIONS

Transactions  with  HM4  Triton  and  its  Affiliates

     In August 1998, the Company and HM4 Triton entered into the Stock Purchase Agreement which provided for a $350 million equity investment in the Company. The investment was effected in two stages. At the closing of the first stage in September 1998 (the "First Closing"), the Company issued to HM4 Triton 1,822,500 8% Preference Shares for $70 per share (or an aggregate purchase price of $127,575,000). Pursuant to the Stock Purchase Agreement, the second stage was effected through a rights offering for 3,177,500 shares of 8% Preference Shares at $70 per share, with HM4 Triton being obligated to purchase any shares not subscribed for. At the closing of the second stage, which occurred in January 1999 (the "Second Closing"), the Company issued to HM4 Triton an additional 3,114,863 8% Preference Shares. Prior to the Second Closing, the Company declared and paid a dividend accrued in respect of the 8% Preference Shares outstanding immediately prior to the Second Closing, which amounted to approximately $2.7 million.

     At the First Closing, the Company entered into the Shareholders Agreement with HM4 Triton and a Financial Advisory Agreement (the "Financial Advisory Agreement") and a Monitoring and Oversight Agreement (the "Monitoring
Agreement")  with  Hicks,  Muse  &  Co.  Partners, L.P. ("Hicks Muse Partners").
Messrs.  Hicks  and  Furst  are  owners  of  the  general  partner of Hicks Muse
Partners.

     The Shareholders Agreement provides that, subject to the following paragraph, so long as the entire Board of Directors of the Company consists of ten members, HM4 Triton (and its designated transferees, collectively) may designate four nominees for election to the Board and the Company is obligated to cause HM4 Triton's designees to be nominated for election. Immediately prior to the First Closing, Messrs. Cook, Hendricks, Kellogg, Lewis and Williamson resigned from the Board. Following the First Closing, the Board reduced the number of directors from eleven to ten and HM4 Triton designated, and the Board elected, Messrs. Hicks, Furst, Vermillion and Winters to the Board to fill the four vacancies. Pursuant to the Shareholders Agreement, HM4 Triton has designated Messrs. Furst, Vermillion and Winters for nomination for election at the Meeting.

     The right of HM4 Triton (and its designated transferees) to designate nominees for election to the Board will be reduced if the number of Ordinary Shares (assuming conversion of any 8% Preference Shares into Ordinary Shares) held by HM4 Triton and its affiliates is reduced as set forth below:



 Ownership of Ordinary Shares
  (including 8% Preference           Number of directors
     Shares on an as               entitled to be designated
   converted basis)(approx.)           for nomination
-------------------------------  -------------------------
> 14.8 million                                         4
-
< 14.8 million, but > 9.9 million                      3
                    -
< 9.9 million, but  > 4.9 million                      2
                    -
< 4.9 million, but  >  197,500                         1
                    _
< 197,500                                              0


     So long as HM4 Triton is entitled to designate one nominee for director, the Company is required to cause at least one HM4 Triton director to be a member of each committee of the Board.

     The Shareholders Agreement also provides that so long as HM4 Triton and its affiliates continue to hold at least approximately 9.9 million Ordinary Shares (assuming conversion of any 8% Preference Shares held by HM4 Triton and its affiliates into Ordinary Shares), or shares representing in the aggregate at least 10% of the outstanding Ordinary Shares (assuming the conversion or exchange of all outstanding convertible or exchangeable securities of the Company), the Company may not take certain actions without the consent of HM4 Triton, including the following: (i) amend its Articles of Association or the terms of the 8% Preference Shares with respect to the voting powers, rights or preferences of the holders of 8% Preference Shares, (ii) merge or enter into a similar business combination transaction or effect any reorganization, recapitalization or other transaction pursuant to which a majority of the outstanding Ordinary Shares or any 8% Preference Shares are exchanged for securities, cash or other property, (iii) authorize, create or modify the terms of any series of securities ranking prior to or pari passu with the 8% Preference Shares and certain series of securities ranking junior to the 8% Preference Shares, (iv) sell, lease or otherwise dispose of assets comprising in excess of 50% of the market value of the Company and its subsidiaries or dissolve, liquidate or terminate the Company, (v) pay dividends on Ordinary Shares or other shares ranking junior to the 8% Preference Shares, other than regular dividends on the Company's 5% Preference Shares, (vi) incur, assume, guarantee or otherwise become liable for additional indebtedness, or issue any preferred stock, unless the Company's leverage ratio is less than 2.5 to 1, subject to certain exceptions, (vii) issue additional shares of 8% Preference
Shares, other than in payment of accumulated dividends on the outstanding 8% Preference Shares, (viii) issue any shares of a class ranking equal or senior to the 8% Preference Shares, (ix) commence any tender offer or exchange offer for all or any portion of the Ordinary Shares or (x) decrease the number of shares designated as 8% Preference Shares.

     In the Shareholders Agreement, the Company has granted to HM4 Triton and persons to whom it transfers it shares certain rights to require the Company to file a registration statement with the Securities and Exchange Commission to permit them to freely sell the 8% Preference Shares and Ordinary Shares they then own (together, the "Registrable Shares"). The Shareholders Agreement provides that, beginning September 30, 1999, one or more holders of Registrable Shares may (subject to customary "black-out" periods) require the Company to effect up to five registrations under the Securities Act of 1933, as amended (the "Securities Act"), if the Registrable Shares proposed to be sold represent more than 20% of the then outstanding Registrable Shares. The Shareholders Agreement also provides certain "piggyback" registration rights to the holders of Registrable Shares whenever the Company proposes to register an offering of any of its capital stock under the Securities Act (including on behalf of any shareholder of the Company other than a holder of Registrable Shares), subject to certain exceptions. In addition, the Shareholders Agreement contains customary provisions regarding the payment of holders' expenses relating to offerings by the Company in connection with the exercise of registration rights and regarding indemnification of the Company and the holders of Registrable Shares for certain securities law violations.

     Pursuant to the Financial Advisory Agreement, the Company paid Hicks Muse Partners transaction fees aggregating approximately $13.9 million for services as financial advisor to the Company in connection with the transactions contemplated by the Stock Purchase Agreement. The Financial Advisory Agreement designates Hicks Muse Partners as the Company's exclusive financial advisor in connection with any Sale Transaction (defined below) unless Hicks Muse Partners and the Company agree to retain an additional financial advisor in connection with any particular Sale Transaction. The Financial Advisory Agreement requires the Company to pay a fee to Hicks Muse Partners in connection with any Sale Transaction (unless the Chief Executive Officer of the Company elects not to retain a financial advisor) in an amount equal to the lesser of (i) the fees then charged by first-tier investment banking firms for similar advisory services rendered in similar transactions or (ii) 1.5% of the Transaction Value (as defined in the Financial Advisory Agreement); provided that the fee will be divided equally between Hicks Muse Partners and any additional financial advisor that the Company and Hicks Muse Partners agree will be retained by the Company with respect to any such transaction. A "Sale Transaction" is defined as any merger, sale of securities representing a majority of the combined voting power of the Company, sale of assets of the Company representing more than 50% of the total market value of the assets of the Company and its subsidiaries or other similar transaction. The Company is also required to reimburse Hicks Muse Partners for reasonable disbursements and out-of-pocket expenses Hicks Muse Partners incurs in connection with its advisory services.

     Pursuant to the Monitoring Agreement, Hicks Muse Partners will provide financial oversight and monitoring services as requested by the Company and the Company will pay to Hicks Muse Partners an annual fee of $500,000, payable in quarterly installments. In addition, the Company will reimburse Hicks Muse Partners for reasonable disbursements and out-of-pocket expenses incurred by Hicks Muse Partners or its affiliates for the account of the Company or in connection with the performance of its services.

     The Financial Advisory and Monitoring Agreements will remain in effect until the earlier of (i) September 30, 2008 or (ii) the date on which HM4 Triton and its affiliates cease to beneficially own at least 5% of the Company's outstanding Ordinary Shares (determined after giving effect to the conversion of all 8% Preference Shares held by HM4 Triton and its affiliates). The Company has agreed to indemnify Hicks Muse Partners with respect to liabilities incurred as a result of Hicks Muse Partners' performance of services for the Company pursuant to the Financial Advisory Agreement and the Monitoring Agreement.

     As required by the Stock Purchase Agreement, the Company caused its directors' and officers' liability insurance policies to provide coverage for HM4 Triton and its affiliates with respect to any claims brought against HM4 Triton and its affiliates relating to any act or omission of any director of the Company in his or her capacity as a director of the Company. The Company is required to maintain this coverage for so long as HM4 Triton is entitled to nominate any members of the Board of Directors of the Company.

     The Company is a party to a lease that provides it with the use of a hunting facility in Texas for business purposes. From time to time, the Company permits Hicks Muse to use the facility, and Hicks Muse reimburses the Company for the pro rata part of the related costs. For the period from November 1998 through February 1999, Hicks Muse's pro rata part of these costs amounted to approximately $97,000.

Exchange  of  Convertible  Debentures

     Under the Company's Amended and Restated Convertible Debenture Plan, executive officers of the Company have from time to time purchased from the Company debentures convertible into Ordinary Shares at a conversion price equal to the market value of the Ordinary Shares at the date of purchase. The consideration for the convertible debentures given by each executive officer was a personal promissory note payable to the Company in a principal amount equal to the principal amount of the convertible debentures purchased. In August 1998, the Company agreed with each of its executive officers to exchange the Company's interest in the officer's note for the officer's interest in the convertible debentures. As a result, all such debentures were cancelled. In connection with his severance from the Company, the Company redeemed the convertible debentures held by Mr. Finck in accordance with their terms. Prior to the exchange of the convertible debentures for the notes, the Company and the executive officers were each indebted to the other in the amounts set forth below, which equal the greatest amount of such indebtedness outstanding during 1998.





                          PRINCIPAL
                          AMOUNT OF
NAME                    INDEBTEDNESS
----                   -------------

A. E. Turner, III       $     985,500
Robert B. Holland, III      2,715,000
Peter Rugg                  2,715,000
Thomas G. Finck             3,217,500
Nick G. De'Ath              2,463,750



                              INDEPENDENT AUDITORS


     The Board of Directors has selected PricewaterhouseCoopers LLP as independent auditors to examine the Company's accounts for the year ending December 31, 1999. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Meeting with the opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.


             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Such persons are required by Securities and Exchange Commission regulation to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of such forms received by it with respect to the year ended December 31, 1998, or written representations from certain reporting persons, the Company believes that all filing requirements applicable to its directors, officers and persons who own more than 10% of a registered class of the Company's equity securities have been complied with.

                              SHAREHOLDER PROPOSALS

     A shareholder who desires to present proposals to the Company's Annual Meeting of Shareholders in 2000 and to have such proposals set forth in the Company's proxy statement for that meeting must submit such proposals to the Company no later than December 6, 1999. Any shareholder may submit any such proposal to Triton Energy, Attention: Corporate Secretary, 6688 North Central Expressway, Suite 1400, Dallas, Texas 75206. All shareholder proposals must comply with Rule 14a-8 promulgated by the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.

     Pursuant to the Company's Articles of Association, if a shareholder desires to nominate persons for election as directors at an Annual Meeting, the shareholder must deliver to the Secretary of the Company written notice no later than 90 days in advance of such Annual Meeting. The notice must state (i) the name and address, as it appears on the books of the Company, of the shareholder who intends to make the nomination and of the person or persons to be nominated;
(ii) a representation that the shareholder is a record holder of shares of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified; (iii) the number of Ordinary Shares beneficially owned by the shareholder; (iv) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (v) such other information regarding each nominee proposed by the shareholder as would be required to be included in a proxy statement filed pursuant to the Securities Exchange Act of 1934; and (vi) the consent of each nominee to serve as a director of the Company, if so elected.

     If a shareholder desires to present proposals to the Company's Annual Meeting of Shareholders in 2000 but does not have the proposals included in the Company's Proxy Statement for that meeting, and does not notify the Company of the proposals by February 17, 2000, the persons named in the proxies solicited by the Company in connection with the 2000 Annual Meeting will vote their proxies in their discretion with respect to such proposals.

                                  OTHER MATTERS

     The Annual Report to Shareholders for the year ended December 31, 1998, is enclosed. The Annual Report does not form a part of this Proxy Statement or the materials for the solicitation of proxies to be voted at the Meeting.

     A COPY OF THE ANNUAL REPORT ON FORM 10-K OF TRITON ENERGY LIMITED, AS AMENDED, FOR THE PERIOD ENDED DECEMBER 31, 1998, INCLUDING FINANCIAL STATEMENTS AND SCHEDULES BUT NOT INCLUDING EXHIBITS, WILL BE FURNISHED AT NO CHARGE TO EACH PERSON TO WHOM A PROXY STATEMENT IS DELIVERED UPON RECEIPT OF A WRITTEN OR ORAL REQUEST OF SUCH PERSON ADDRESSED TO TRITON ENERGY, ATTN: INVESTOR RELATIONS, 6688 NORTH CENTRAL EXPRESSWAY, SUITE 1400, DALLAS, TEXAS 75206 (TELEPHONE (214) 691-5200). THE COMPANY WILL ALSO FURNISH SUCH ANNUAL REPORT ON FORM 10-K TO ANY "BENEFICIAL OWNER" OF SUCH SECURITIES AT NO CHARGE UPON RECEIPT OF A WRITTEN
REQUEST, ADDRESSED TO INVESTOR RELATIONS, AND CONTAINING A GOOD FAITH REPRESENTATION THAT, AT THE RECORD DATE, SUCH PERSON WAS A BENEFICIAL OWNER OF SECURITIES OF THE COMPANY ENTITLED TO VOTE AT THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 11, 1999. COPIES OF ANY EXHIBIT TO THE FORM 10-K WILL BE FURNISHED UPON THE PAYMENT OF A $.15 PER PAGE FEE.

     The accompanying proxy is being solicited on behalf of the Board of Directors of the Company. The expenses of preparing, printing and mailing the proxy and the materials used in the solicitation will be borne by the Company.


     The Company has retained Georgeson & Co., Inc. to aid in the solicitation of proxies, for a fee of $10,000 and the reimbursement of out-of-pocket expenses. Directors, officers and employees of the Company may also solicit proxies, for no additional compensation from the Company. Arrangements also may be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of Ordinary Shares held by such persons, and the Company will reimburse them for their reasonable expenses.

     PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD AT YOUR EARLIEST CONVENIENCE IN THE ENCLOSED RETURN ENVELOPE ADDRESSED TO THE COMPANY. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. A PROMPT RETURN OF YOUR PROXY CARD WILL BE APPRECIATED AS IT WILL SAVE THE EXPENSE OF FURTHER MAILINGS.

                                           TRITON ENERGY LIMITED
                                           By Order of the Board of Directors






                                           Robert B. Holland, III
                                           Secretary


April  2,  1999

                              TRITON ENERGY LIMITED
                     PROXY - ANNUAL MEETING OF SHAREHOLDERS

     The undersigned hereby appoints James C. Musselman, A. E. Turner, III, and Robert B. Holland, III, each with power to act without the other and with full power of substitution, as Proxies to represent and vote, as designated on the reverse side, all shares of Triton Energy Limited owned by the undersigned, at the Annual Meeting of Shareholders to be held at the Royal Oaks Country Club, 7915 Greenville Avenue, Dallas, Texas 75231 on Tuesday, May 11, 1999, 10:00 a.m., local time, upon such business as may properly come before the meeting or any adjournment including the following set forth on the reverse side.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO SPECIFIC DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED (I) FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR, (II) FOR APPROVAL OF THE AMENDMENT TO THE TRITON ENERGY LIMITED AMENDED AND RESTATED RESTRICTED STOCK PLAN TO INCREASE BY 200,000 SHARES THE NUMBER OF SHARES AVAILABLE FOR ISSUANCE PURSUANT TO THE PLAN AND (III) AT THE DISCRETION OF THE PROXY HOLDERS WITH REGARD TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.


          (CONTINUED, AND TO BE SIGNED AND DATED, ON THE REVERSE SIDE)

THIS  PROXY  IS  SOLICITED  ON  BEHALF  OF  THE  BOARD  OF  DIRECTORS

                                                   PLEASE MARK
                                                   YOUR VOTES AS  X
                                                   IN THIS EXAMPLE


1.  Election  as  Directors  of  the  nominees  listed  below.


    FOR all nominees             WITHHOLD
    listed (except as            AUTHORITY
    marked to the                to vote for all
    contrary below)              Nominees

    ____                         ____


Nominees: Jack D. Furst, Michael E. McMahon, C. Richard Vermillion, Jr., and J. Otis Winters

 ______________________________________


2. Approval of the amendment to the Triton Energy Limited Amended and Restated Restricted Stock Plan to increase by 200,000 shares the number of shares available for issuance pursuant to the plan.


FOR      AGAINST       ABSTAIN

____     ____           ____


3. In their discretion on any other matter that may properly come before the meeting or any adjournment thereof.

Please date, sign exactly as shown hereon and mail promptly this proxy in the enclosed envelope. When there is more than one owner, each should sign. When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a corporation, the proxy should be signed by a duly authorized officer. If executed by a partnership, please sign in the partnership name as an authorized person.


Date:__________________________

_______________________________
(Signature)

Date:__________________________

_______________________________
(Signature)


THIS PROXY MAY BE REVOKED PRIOR TO THE EXERCISE OF THE POWERS CONFERRED BY THE PROXY.